Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of iShares MSCI Switzerland Capped  ETF (EWL)  is being filed on behalf of each of us.

February 15, 2016

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Lilach Geva Harel ——————————— By: Lilach Geva Harel* Title: Deputy C.E.O

February 14, 2016

Psagot Securities Ltd. /s/ Barak Soreni ——————————— By: Barak Soreni* Title: Chief Executive Officer /s/ Tamir Ferder ——————————— By: Tamir Ferder* Title: Vice President of Investments

* Signature duly authorized by resolution of the Board of Directors.